Exhibit 99.1

Genworth Financial Announces Third Quarter 2013 Results

Net Income Improves From Prior Year To $108 Million

Long Term Care Insurance Rate Actions Improve Earnings

Company Addresses Near Term Debt Maturities And Establishes Credit Line

Richmond, VA (October 29, 2013) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the third quarter of 2013. The company reported net income1 of $108 million, or $0.22 per diluted share, compared with net income of $35 million, or $0.07 per diluted share, in the third quarter of 2012. Net operating income2 for the third quarter of 2013 was $119 million, or $0.24 per diluted share, compared with net operating income of $111 million, or $0.22 per diluted share, in the third quarter of 2012.

“Genworth is moving forward and rebuilding shareholder value through solid operating performance from our divisions, the increasing impact of long term care rate actions and continued achievement of key milestones,” said Tom Mclnerney, President and CEO. “We have increased our cash balance, established a new credit line, and addressed our near term debt maturities, which have strengthened our balance sheet and increased financial flexibility.”

Consolidated Net Income & Net Operating Income
	Three months ended September 30 (Unaudited)
	2013		2012
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income	$108	$0.22	$35	$0.07
Net operating income	$119	$0.24	$111	$0.22
Weighted average diluted shares	499.3		493.9
Book value per share	$29.55		$33.31
Book value per share, excluding accumulated other comprehensive income (loss)	$23.60		$22.69

[1]	Unless otherwise stated, all references in this press release to net income, net income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Net income for the quarter was negatively impacted by two charges in Corporate and Other activities consisting of $20 million from the make-whole expense related to the redemption of the company’s 2015 senior notes and an adjustment of $20 million, including $18 million from a correction of prior periods, related to non-deductible stock compensation expense resulting from cancellations.

Net investment losses, net of tax and other adjustments, were $13 million in the quarter compared to net investment losses of $2 million in the prior year. Total investment impairments, net of tax, were $3 million in the current quarter and $19 million in the prior year. The prior year included an after-tax goodwill impairment of all of the goodwill related to the International Protection segment of $86 million.

In August 2013, the company closed the sale of its wealth management business. During the quarter, the company recognized $2 million of income from discontinued operations, comprising $4 million of income and a true-up to the loss on sale of $2 million. Net proceeds of approximately $360 million, together with cash on hand at Genworth Holdings, Inc., will be used to address the company’s remaining 2014 debt at maturity or before.

Net operating income results are summarized in the table below:

Net Operating Income (Loss) (Amounts in millions)	Q3 13	Q2 13	Q3 12
U.S. Life Insurance Division:
U.S. Life Insurance	$111	$79	$86

Total U.S. Life Insurance Division	111	79	86

Global Mortgage Insurance Division:
International Mortgage Insurance	90	89	94
U.S. Mortgage Insurance (U.S. MI)	(3)	13	(37)

Total Global Mortgage Insurance Division	87	102	57

Corporate and Other Division:
International Protection	4	1	8
Runoff	25	6	9
Corporate and Other	(108)	(55)	(49)

Total Corporate and Other Division	(79)	(48)	(32)

Total Net Operating Income	$119	$133	$111

Net operating income excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses and restructuring charges, net of taxes. A reconciliation of net operating income of segments and Corporate and Other activities to net income is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Mortgage Insurance and International Protection segments, references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the third quarter of 2013 was an unfavorable impact of $7 million versus the prior quarter and prior year.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating income was $111 million, compared with $79 million in the prior quarter and $86 million a year ago.

U.S. Life Insurance Division
Net Operating Income (Amounts in millions)	Q3 13	Q2 13	Q3 12
U.S. Life Insurance
Life Insurance	$54	$27	$22
Long Term Care Insurance	41	26	45
Fixed Annuities	16	26	19

Total U.S. Life Insurance	111	79	86

Total U.S. Life Insurance	$111	$79	$86

Sales (Amounts in millions)	Q3 13	Q2 13	Q3 12
U.S. Life Insurance
Life Insurance
Term Life	$5	$4	$1
Term Universal Life	—	—	19
Universal Life	5	5	15
Linked Benefits	2	3	3
Long Term Care Insurance
Individual	37	38	63
Group	3	5	6
Fixed Annuities	760	212	487

Account Value (Amounts in millions)	Q3 13	Q2 13	Q3 12
Fixed Annuities	$18,367	$17,949	$18,677

U.S. Life Insurance Division

Key Points

•	U.S. Life Insurance Division net operating income was $111 million, compared with $79 million in the prior quarter and $86 million a year ago.

•

Compared to the prior quarter, sales of life insurance products were flat, modestly lower in individual long term care insurance (LTC) and up in fixed annuities from more competitively priced products in the higher interest rate environment.

•	The consolidated risk-based capital (RBC) ratio is estimated to be approximately 450 percent[3], up modestly from approximately 445 percent at the end of the second quarter of 2013.

•	As of September 30, 2013, LTC in force premium rate increase approvals represented approximately $155 to $160 million of the expected $200 to $300 million premium increase when fully implemented.

Life Insurance

Life insurance net operating income was $54 million, compared with $27 million in the prior quarter and $22 million in the prior year. Results in the quarter included an $18 million favorable impact from a correction to reserves in the term universal life insurance product, a $12 million unfavorable tax valuation allowance on a deferred tax asset on a specific separate tax return net operating loss that is no longer expected to be realized and an $11 million net favorable impact from the unlocking of mortality and interest assumptions primarily impacting reserves and deferred acquisition costs (DAC). Mortality experience was favorable versus pricing expectations, the prior quarter and prior year because of lower frequency and severity. Prior year results included $15 million of unfavorable items, including a $6 million unfavorable impact from a life block transaction. Sales were flat versus the prior quarter and down $26 million versus the prior year when the company discontinued sales of its term universal life insurance product and began to transition to new term and universal life insurance product offerings. The company will continue to make pricing and product changes that are expected to increase sales over time.

Long Term Care Insurance

Long term care insurance net operating income was $41 million, compared with $26 million in the prior quarter and $45 million in the prior year. Results benefitted from premium increases and reduced benefits of $14 million versus the prior quarter and $26 million versus the prior year related to the premium increases approved and implemented to date. Results also included a $16 million correction that increased reserves to reflect a benefit for policyholders related to an accumulated benefit option. Mostly offsetting the increase was an $11 million favorable adjustment from a refinement of the methodology for calculating incurred but not reported reserves to more fully reflect product specific incidence rates and a $4 million favorable impact as part of the multi-stage system conversion. Total pending claims were up from the prior quarter as cancellations of pending claims were more than offset by new pending claims. Prior year results included favorable reserve adjustments of $29 million. The reported loss ratio for the current quarter was approximately 64 percent, three points lower than the prior quarter and one point higher than the prior year. Individual LTC sales of $37 million were modestly lower than the prior quarter. Sales are expected to trend down in the near term due to the cessation of sales of AARP branded products in the retail channel and the introduction of higher priced products in additional states. The company continues to utilize reinsurance in LTC as part of its capital optimization strategies.

[3]	Company estimate for the third quarter of 2013, due to timing of the filing of statutory statements.

As previously announced in the third quarter of 2012, the company filed for LTC in force premium rate increases with the goal of achieving approximately $200 to $300 million of additional annual premiums when fully implemented by 2017. As of September 30, 2013, the company has received approvals representing approximately $155 to $160 million of the targeted premium increase.

In September 2013, the company announced that it began filing for LTC premium rate increases on certain Privileged Choice® and Classic Select® policies sold between 2003 and 2012. The premium rate increases requested range between six and thirteen percent on more than $800 million in annualized in force premiums. Although these policies have generated positive operating earnings to date, the premium rate increases on these policies are primarily due to improvements in mortality and lower than priced-for lapse rates and are intended to return the projected lifetime loss ratios to the original priced-for loss ratios.

Fixed Annuities

Fixed annuities net operating income was $16 million, compared with $26 million in the prior quarter and $19 million in the prior year. Results in the quarter included lower limited partnership and bond call performance versus the prior quarter and spread compression versus both the prior quarter and prior year. Mortality was unfavorable versus the prior quarter. Sales in the quarter totaled $760 million, up sequentially benefitting from competitively priced products in the rising interest rate environment while still meeting or exceeding targeted returns.

U.S. Life Companies Capital

The consolidated RBC ratio is estimated to be approximately 450 percent3, up modestly from approximately 445 percent at the end of the second quarter of 2013 from in force capital generation, primarily from a reduction in variable annuity required capital related to favorable equity market trends offset by new business capital use.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $87 million, compared with net operating income of $102 million in the prior quarter and $57 million a year ago.

Global Mortgage Insurance Division
Net Operating Income (Loss)
(Amounts in millions)	Q3 13	Q2 13	Q3 12
International Mortgage Insurance
Canada	$41	$43	$42
Australia	61	55	57
Other Countries	(12)	(9)	(5)

Total International Mortgage Insurance	90	89	94
U.S. Mortgage Insurance	(3)	13	(37)

Total Global Mortgage Insurance	$87	$102	$57

Sales
(Amounts in billions)	Q3 13	Q2 13	Q3 12
International Mortgage Insurance
Flow
Canada	$6.0	$4.7	$7.2
Australia	8.0	8.7	8.8
Other Countries	0.5	0.4	0.4
Bulk
Canada	3.9	6.4	2.6
Australia	0.1	0.9	—
Other Countries	—	—	—
U.S. Mortgage Insurance
Primary Flow	6.4	6.3	4.7
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Key Points

•

Reported International Mortgage Insurance segment net operating earnings were $90 million, compared with $89 million in the prior quarter and $94 million a year ago. Foreign exchange had an unfavorable impact of $8 million versus the prior quarter and $9 million versus the prior year, primarily in Australia.

•

In Canada, flow new insurance written (NIW) was up 30 percent[4] sequentially and down 15 percent[4] year over year. In addition, in the current quarter, the company completed $3.9 billion of bulk transactions, consisting of low loan-to-value prime loans. In Australia, flow NIW was up two percent[4] sequentially and up one percent[4] year over year.

•	The Canadian and Australian businesses continue to maintain sound capital positions.

•	Dividends of $173 million, including proceeds relating to Genworth MI Canada Inc.’s share repurchase program, were paid to the holding company year-to-date through September 30, 2013.

[4]	Percent change excludes the impact of foreign exchange.

Canada Mortgage Insurance

Canada reported net operating earnings of $41 million versus $43 million in the prior quarter and $42 million in the prior year. The loss ratio in the quarter was 22 percent, down three points from the prior quarter and down eight points from the prior year primarily from a favorable shift in the geographic mix of delinquencies. Total delinquencies were flat sequentially as new delinquencies were offset by cures, processed claims, loss mitigation and improving economic conditions in most regions. Improvement in losses was more than offset by higher taxes versus the prior quarter and prior year and lower revenues versus the prior year. Flow NIW was up 30 percent4 sequentially from normal seasonal variation and down 15 percent4 year over year primarily from a smaller origination market. In addition, the company completed several bulk transactions, consisting of low loan-to-value prime loans, of approximately $3.9 billion reflecting its selective participation in this market. At quarter end, the Canada mortgage insurance business had a regulatory capital ratio of 218 percent3, well in excess of regulatory requirements. GAAP book value was $2.9 billion, of which $1.7 billion represented Genworth’s 57.4 percent ownership interest and was flat to the prior quarter.

Australia Mortgage Insurance

Australia reported net operating earnings of $61 million versus $55 million in the prior quarter and $57 million in the prior year. The loss ratio in the quarter was 31 percent, down four points sequentially and down 16 points from the prior year, and total delinquencies were down six percent sequentially from lower new delinquencies and higher cures. Improvements in losses were partially offset by unfavorable foreign exchange. Taxes were also favorable versus the prior quarter, including an $8 million favorable impact reflecting a partial reversal of an uncertain tax position. Flow NIW was up two percent4 sequentially and up one percent4 year over year as low interest rates continued to improve affordability. At quarter end, the Australia mortgage insurance business had a regulatory capital ratio of 135 percent3, in excess of regulatory requirements. The GAAP book value was $2.0 billion as of the end of the quarter, up $0.1 billion from the prior quarter.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $12 million, compared to $9 million in the prior quarter and $5 million in the prior year as the business continues to be pressured from elevated losses, primarily in Ireland.

U.S. Mortgage Insurance Segment

Key Points

•	U.S. MI net operating loss was $3 million, compared with net operating income of $13 million in the prior quarter and a net operating loss of $37 million in the prior year.

•	Flow NIW increased two percent from the prior quarter and increased 36 percent over the prior year to $6.4 billion.

•	The risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GMICO) is estimated at 23.2:1[3] and the combined risk-to-capital ratio is estimated at 22.4:1[3] as of September 30, 2013.

Total flow delinquencies decreased five percent sequentially and decreased 24 percent versus the prior year. New flow delinquencies increased approximately eight percent from the prior quarter from normal seasonal variation and decreased approximately 19 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $29,600, down slightly from the prior quarter.

Total losses were up $26 million compared to the prior quarter from a seasonal increase in new delinquency development, modest changes in aging of existing delinquencies and lower cure activity.

Loss mitigation savings were $136 million in the quarter, down $8 million from the prior quarter. Loss mitigation savings this year through September 30, 2013 were $439 million.

Flow NIW of $6.4 billion increased two percent over the prior quarter and increased 36 percent versus the prior year reflecting an increase in both refinance and purchase private mortgage insurance penetration and stable market share. Overall private mortgage insurance market penetration was up approximately three points from the prior quarter and up approximately six points year over year. The company’s estimate of market share at the end of the quarter is approximately 13 percent. Flow persistency was 79 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $1.4 billion in the quarter of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 22.4:13 at the end of the third quarter with the risk-to-capital ratio for GMICO estimated at 23.2:13. GMICO currently maintains waivers or other authorizations from 45 states that permit the company to continue writing new business if its risk-to-capital ratio exceeds 25.0:1. Additionally, the company has separately capitalized and licensed legal entities to write new business for states where waivers are not in place, subject to the approval of applicable regulators and the GSE’s (government sponsored entities) approval. Currently, new business in one state is being written out of Genworth Residential Mortgage Assurance Corporation (GRMAC), a subsidiary of GMICO.

The company currently expects the U.S. mortgage insurance business to be modestly profitable in 2013 and expects that its 2014 results should improve over 2013. The company continues to expect seasonality in the remainder of 2013, which could cause the fourth quarter of the year to have a marginal net loss profile. Its profitability expectations are subject to the continued recovery of the U.S. housing market, the extent of seasonality that has been historically experienced in the second half of the year, and certain other items such as the cost of resolution of pending litigation.

Corporate and Other Division

Corporate and Other Division net operating loss was $79 million, compared with $48 million in the prior quarter and $32 million in the prior year.

Corporate and Other Division
Net Operating Income (Loss)
(Amounts in millions)	Q3 13	Q2 13	Q3 12
International Protection	$4	$1	$8
Runoff	25	6	9
Corporate and Other	(108)	(55)	(49)

Total Corporate and Other	$(79)	$(48)	$(32)

Account Value
(Amounts in millions)	Q3 13	Q2 13	Q3 12
Variable Annuities	$7,966	$7,877	$8,270
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	1,036	1,077	2,297

International Protection Segment

International Protection reported operating earnings of $4 million, compared with $1 million in the prior quarter and $8 million in the prior year. The business continues to be impacted by the slow consumer lending environment in Europe, and high unemployment in Southern Europe continues to keep losses elevated while a favorable shift in mix of contracts with profit share and lower expenses favorably impacted results in the quarter. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 335 percent3, well in excess of regulatory requirements. Dividends of $24 million were paid to the holding company through September 30, 2013.

Runoff Segment

The Runoff segment’s net operating income was $25 million, compared with $6 million in the prior quarter and $9 million in the prior year. Results in the current quarter reflected more favorable equity market conditions versus the prior quarter. Taxes in the current quarter were also more favorable than the prior quarter and prior year. Results in the prior year included a $6 million unfavorable impact from refinement of DAC assumptions primarily related to the company’s annual review of assumptions.

Corporate and Other

Corporate and Other’s net operating loss was $108 million, compared with $55 million in the prior quarter and $49 million in the prior year. Results in the current quarter included a $20 million make-whole expense related to the redemption of the company’s 2015 senior notes and an adjustment of $20 million, including $18 million from a correction of prior periods, related to non-deductible stock compensation expense resulting from cancellations.

Investment Portfolio Performance

Net investment income decreased to $801 million, compared to $821 million in the prior quarter primarily from unfavorable foreign exchange and lower impact from prepayment speeds on structured securities as interest rates increase. The reported yield for the current quarter was approximately 4.7 percent. The core yield2 was flat to the prior quarter at approximately 4.5 percent.

Net income in the quarter included $13 million of net investment losses, net of tax, DAC amortization and other items of $4 million primarily related to mark-to-market on derivatives. Total investment impairments, net of tax, were $3 million in the current quarter and $19 million in the prior year.

Net unrealized investment gains were $1.1 billion, net of tax and other items, as of September 30, 2013 compared with $2.6 billion as of September 30, 2012 and $1.3 billion as of June 30, 2013 primarily driven by rising interest rates. The fixed maturity securities portfolio had gross unrealized investment gains of $3.7 billion compared with $6.7 billion as of September 30, 2012 and gross unrealized investment losses of $1.0 billion compared with $0.8 billion as of September 30, 2012.

Holding Company

Genworth’s holding company5 ended the quarter with approximately $1.3 billion6 of cash and liquid assets, up approximately $300 million compared to the prior quarter, from approximately $360 million of net proceeds from the sale of the wealth management business and $45 million of dividends received from the operating companies, partially offset by approximately $50 million of debt interest payments and $50 million of net other expenses. In September 2013, the company entered into a credit agreement that provides Genworth Holdings, Inc. with a three-year $300 million, multicurrency revolving credit facility, with a $100 million sublimit for letters of credit. With the addition of the credit facility, the holding company cash and liquid asset balance target changed from two to one and a half times its annual debt service expense, plus a risk buffer of $350 million. After deducting for the net proceeds from the sale of the wealth management business transaction and cash

[5]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public company debt) which is now a subsidiary of Genworth Financial, Inc.
[6]	Comprises cash and cash equivalents of $1,164 million and U.S. government bonds of $150 million.

on hand at Genworth Holdings, Inc. that will be used to address the remaining $485 million 2014 debt at maturity or before, cash and highly liquid securities were approximately $830 million at the end of the quarter. The holding company has no debt maturities until June 2014.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement—including life insurance, long term care insurance, and financial protection coverages—and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth operates through three divisions: U.S. Life Insurance, which includes life insurance, long term care insurance and fixed annuities; Global Mortgage Insurance, containing U.S. Mortgage Insurance and International Mortgage Insurance segments; and the Corporate and Other division, which includes the International Protection and Runoff segments. Products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth, headquartered in Richmond, Virginia, traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call and Financial Supplement Information

This press release and the third quarter 2013 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on October 30, 2013. Investors are encouraged to review these materials.

Genworth will conduct a conference call on October 30, 2013 at 8 a.m. (ET) to discuss the quarter’s results and provide an update on the company’s strategy and 2013 goals. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 866 393.0571 or 206 453.2872 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through November 13, 2013 at 855 859.2056 or 404 537.3406 (outside the U.S.); the conference ID # for the call is # 70370923. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss)” and “operating earnings per share.” Operating earnings per share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses and infrequent or unusual non-operating items. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments and gains (losses) on the sale of businesses are also excluded from net operating income (loss) because in the company’s opinion, they are not indicative of overall operating trends. Other non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income during the periods presented in this press release other than a $13 million after-tax expense recorded in the second quarter of 2013 related to restructuring costs. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth’s common stockholders for the three months ended September 30, 2013 and 2012.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance products; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) new insurance written for mortgage insurance; and (6) net written premiums for the lifestyle protection insurance business. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums/deposits, premium equivalents, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be a measure of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. Estimated savings related to claims mitigation activities represent amounts deducted or “curtailed” from claims due to acts or omissions by the insured or the servicer with respect to the servicing of an insured loan that is not in compliance with obligations under our master policy. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. Loans subject to our loss mitigation actions, the results of which have been included in our reported estimated loss mitigation savings, are subject to re-default and may result in a potential claim in future periods, as well as potential future loss mitigation savings depending on the resolution of the re-defaulted loan. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

Management regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage and lifestyle protection insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long-term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35% is utilized in the explanation of certain specific variances of operating performance and investment results.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; the valuation of fixed maturity, equity and trading securities; defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying our investments in commercial mortgage-backed securities and volatility in performance; goodwill impairments; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk-based capital and other regulatory requirements; insufficiency of reserves and required increases to reserve liabilities; legal constraints on dividend distributions by the company’s subsidiaries; competition; availability, affordability and adequacy of reinsurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of our computer systems and confidential information contained therein; the occurrence of natural or man-made disasters or a pandemic; the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in accounting and reporting standards issued by the Financial Accounting Standards Board or other standard-setting bodies and insurance regulators; impairments of or valuation allowances against the company’s deferred tax assets; changes in expected morbidity or mortality rates; accelerated amortization of deferred acquisition costs and present value of future profits; ability to increase premiums on certain in-force and future long-term care insurance products by enough or quickly enough, including the current rate actions and any future rate actions; medical advances, such as genetic research and diagnostic imaging, and related legislation; unexpected changes in persistency rates; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; the failure of demand for long-term care insurance to increase; political and economic instability or changes in government policies; fluctuations in foreign exchange rates and international securities markets; unexpected changes in unemployment rates; unexpected increases in international mortgage insurance default rates or severity of defaults; the significant portion of high loan-to-value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios; competition with government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; changes in international regulations reducing demand for mortgage insurance; increases in U.S. mortgage insurance default rates; failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards; uncertain results of continued investigations of insured U.S. mortgage loans; possible rescissions of coverage and the results of objections to the company’s rescissions; the extent to which loan modifications and other similar programs may provide benefits to the company; unexpected changes in unemployment and underemployment rates in the United States; further deterioration in economic conditions or a further decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac); competition with government-owned and government-sponsored enterprises offering U.S. mortgage insurance; changes in regulations that affect the company’s U.S. mortgage insurance business; the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with the company’s U.S. mortgage lending customers; legal actions under the Real Estate Settlement Procedures Act of 1974 (RESPA); potential liabilities in connection with the company’s U.S. contract underwriting services; and the impact on the statutory capital and risk-to-capital ratios of the U.S. mortgage insurance business from variations in the valuation of affiliate investments;

•

Other risks, including the risk that the company’s strategy may not be successfully implemented; the company’s Capital Plan may not achieve its anticipated benefits; adverse market or other conditions might delay or impede the minority sale of the company’s mortgage insurance business in Australia; the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; provisions of our certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and the impact of the expense reduction announced on June 6, 2013 is not as anticipated and the company may lose key personnel related to actions like this as well as general uncertainty in the timing of the company’s turnaround; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Georgette Nicholas, 804 662.2248

georgette.nicholas@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2013	2012
Revenues:
Premiums	$1,291	$1,313
Net investment income	801	825
Net investment gains (losses)	(23)	9
Insurance and investment product fees and other	248	309

Total revenues	2,317	2,456

Benefits and expenses:
Benefits and other changes in policy reserves	1,169	1,363
Interest credited	184	193
Acquisition and operating expenses, net of deferrals	407	443
Amortization of deferred acquisition costs and intangibles	182	160
Goodwill impairment	—	89
Interest expense	124	126

Total benefits and expenses	2,066	2,374

Income from continuing operations before income taxes	251	82
Provision for income taxes	105	23

Income from continuing operations	146	59
Income from discontinued operations, net of taxes	2	12

Net income	148	71
Less: net income attributable to noncontrolling interests	40	36

Net income available to Genworth Financial, Inc.’s common stockholders	$108	$35

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.21	$0.05

Diluted	$0.21	$0.05

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.22	$0.07

Diluted	$0.22	$0.07

Weighted-average shares outstanding:
Basic	494.0	491.7

Diluted	499.3	493.9

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2013	2012
Net operating income (loss):
U.S. Life Insurance Division
U.S. Life Insurance segment
Life Insurance	$54	$22
Long Term Care	41	45
Fixed Annuities	16	19

Total U.S. Life Insurance segment	111	86

Total U.S. Life Insurance Division	111	86

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	41	42
Australia	61	57
Other Countries	(12)	(5)

Total International Mortgage Insurance segment	90	94
U.S. Mortgage Insurance segment	(3)	(37)

Total Global Mortgage Insurance Division	87	57

Corporate and Other Division
International Protection segment	4	8
Runoff segment	25	9
Corporate and Other	(108)	(49)

Total Corporate and Other Division	(79)	(32)

Net operating income	119	111
Adjustments to net operating income:
Net investment gains (losses), net of taxes and other adjustments	(13)	(2)
Goodwill impairment, net of taxes	—	(86)
Income from discontinued operations, net of taxes	2	12

Net income available to Genworth Financial, Inc.’s common stockholders	108	35
Add: net income attributable to noncontrolling interests	40	36

Net income	$148	$71

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.22	$0.07

Diluted	$0.22	$0.07

Net operating income per common share:
Basic	$0.24	$0.23

Diluted	$0.24	$0.22

Weighted-average shares outstanding:
Basic	494.0	491.7

Diluted	499.3	493.9

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30, 2013	December 31, 2012
Assets
Cash, cash equivalents and invested assets	$73,758	$78,726
Deferred acquisition costs	5,256	5,036
Intangible assets	404	366
Goodwill	867	868
Reinsurance recoverable	17,224	17,230
Other assets	668	710
Separate account assets	9,957	9,937
Assets associated with discontinued operations	—	439

Total assets	$108,134	$113,312

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$33,612	$33,505
Policyholder account balances	25,266	26,262
Liability for policy and contract claims	7,271	7,509
Unearned premiums	4,160	4,333
Deferred tax and other liabilities	4,900	6,746
Borrowings related to securitization entities	297	336
Non-recourse funding obligations	2,046	2,066
Long-term borrowings	4,780	4,776
Separate account liabilities	9,957	9,937
Liabilities associated with discontinued operations	—	61

Total liabilities	92,289	95,531

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,149	12,127

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,106	2,692
Net unrealized gains (losses) on other-than-temporarily impaired securities	3	(54)

Net unrealized investment gains (losses)	1,109	2,638

Derivatives qualifying as hedges	1,442	1,909
Foreign currency translation and other adjustments	388	655

Total accumulated other comprehensive income (loss)	2,939	5,202
Retained earnings	2,215	1,863
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,604	16,493
Noncontrolling interests	1,241	1,288

Total stockholders’ equity	15,845	17,781

Total liabilities and stockholders’ equity	$108,134	$113,312

Impact of Foreign Exchange on Operating Results7

Three months ended September 30, 2013

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[8]
Canada Mortgage Insurance (MI):
Flow new insurance written	(17)%	(15)%
Flow new insurance written (3Q13 vs. 2Q13)	28%	30%

Australia MI:
Flow new insurance written	(9)%	1%
Flow new insurance written (3Q13 vs. 2Q13)	(8)%	2%

[7]	All percentages are comparing the third quarter of 2013 to the third quarter of 2012 unless otherwise stated.
[8]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Net Investment Gains (Losses)

(Amounts in millions)

	Three months ended September 30,
	2013	2012
Net investment gains (losses), gross	$(23)	$9
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	6	(9)
Net investment gains (losses) attributable to noncontrolling interests	(4)	(2)
Taxes	8	—

Net investment gains (losses), net of taxes and other adjustments	$(13)	$(2)

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	For the three months ended September 30, 2013
Reported Total Invested Assets and Cash	$73.1
Subtract:
Securities lending	0.2
Unrealized gains (losses)	3.3
Derivative counterparty collateral	0.3

Adjusted end of period invested assets	$69.3

Average Invested Assets Used in Reported Yield Calculation	$68.6
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[9]	0.3

Average Invested Assets Used in Core Yield Calculation	$68.3

(Income - amounts in millions)
Reported Net Investment Income	$801
Subtract:
Bond calls and commercial mortgage loan prepayments	15
Reinsurance[10]	17
Other non-core items[11]	4
Restricted commercial mortgage loans and other invested assets related to securitization entities[9]	4

Core Net Investment Income	$761

Reported Yield	4.67%

Core Yield	4.46%

[9]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[10]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[11]	Includes cost basis adjustments on structured securities, preferred stock income and various other immaterial items.